Exhibit 10.1
REALNETWORKS, INC.
MICHAEL ENSING EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is entered into by and between Michael Ensing (“Executive”) and RealNetworks, Inc., a Washington corporation (the “Company”), effective as of August 17, 2020 (the “Effective Date”).

1.    Duties and Scope of Employment.
(a)    Positions and Duties. As of the Effective Date, Executive will serve as the Company’s President and Chief Operating Officer (the “COO”). Executive will report to the Company’s Chief Executive Officer (the “CEO”). As of the Effective Date, Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will be assigned to him by the CEO and/or Board.
(b)    Obligations. During the Employment Term, Executive will devote Executive’s full business efforts and time to the Company and will use good faith efforts to discharge Executive’s obligations under this Agreement to the best of Executive’s ability and in accordance with the Company’s corporate governance guidelines and code of business conduct and ethics. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the CEO or the Company’s Board of Directors (the “Board”) (which approval will not be unreasonably withheld); provided, however, that Executive may, without additional approval of the Board (but in accordance with and subject to Company policies as then in effect), serve in any capacity with any civic, educational, or charitable organization so long as such services do not interfere with Executive’s obligations to the Company. Executive hereby represents and warrants to the Company that Executive is not party to any contract, understanding, agreement or policy, written or otherwise, that would be breached by Executive’s entering into, or performing services under, this Agreement. Executive further represents that he disclosed to the Company in writing all threatened, pending, or actual claims that were unresolved and still outstanding as of the Effective Date, in each case, against Executive of which he was aware, if any, as a result of his employment with any previous employer or his membership on any boards of directors.
(c)    Responsibilities and Authority. Executive will have all power and authority typically associated with the position of president and chief operating officer, subject to the CEO’s and the Board’s usual right of direction and supervision.
(d)    Other Entities. Executive acknowledges that in the course of his duties that he may be appointed to serve as an officer or director of one or more of the Company’s subsidiaries, partnerships, joint ventures, limited liability companies and other affiliates, including entities in which the Company has a significant investment and Executive agrees to serve without additional compensation as an officer and director for an such subsidiaries, partnerships, joint ventures, limited liability companies or other affiliates. Upon the termination of Executive’s employment for any reason, unless otherwise requested by the Board, Executive will be deemed, as of the date of termination, to have resigned from all other positions held at the Company and its affiliates and without any further required action by Executive. Executive, at the Board’s request, will execute any documents necessary or appropriate to reflect his resignation from all such positions. As used in this Agreement, the term “affiliates” will include any entity controlled by, controlling, or under common control of the Company.
2.    Term of Agreement/Employment Term. Subject to earlier termination as provided for below, this Agreement will commence on the Effective Date and will continue in effect thereafter until terminated by the mutual consent of Executive and the Company or as otherwise provided below. The term of employment under this Agreement shall referred to as the “Employment Term”.
3.    At-Will Employment. Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment and Executive agrees to provide the notice required in Section 7(b) relating to termination of employment in certain circumstances.
4.    Compensation.
(a)    Base Salary. As of the Effective Date, the Company will pay Executive an annual salary of $475,000 as compensation for his services (such annual salary, as is then effective, to be referred to herein as “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings.
(b)    Annual Incentive. Executive will be eligible to receive an annual incentive payable for the achievement of performance goals established by the Compensation Committee of the Board (the “Committee”) during the Employment Term. Executive’s target annual incentive opportunity will be not less than one hundred percent (100%) of Base Salary. The actual earned annual cash incentive, if any, payable to Executive for any performance period will depend upon the extent to which the applicable performance goal(s) specified by the Committee are achieved or exceeded and therefore may be higher or lower than target for over- or under- performance. Each annual incentive will be subject to the terms of the Company’s bonus plan then in effect for Company senior executives. For 2020 only, Executive’s actual annual incentive will (i) be prorated based on the percentage of 2020 between the Effective Date and the Company’s fiscal year-end (for example, if Executive is employed by the Company for 37.5% of fiscal 2020, the actual full year bonus otherwise earned and payable would be reduced by 62.5%, (ii) not less 50% of target (but prorated as described in clause (i) of this sentence), and (iii) the applicable performance goals will be communicated to Executive within sixty (60) days following the Effective Date.

(c)    Sign-On Incentive. In recognition of Executive’s willingness to join the Company in this important role and to forego other valuable employment opportunities that are available to Executive, as soon as administratively practicable on or following the Effective Date, Executive will receive a one-time new hire grant of an award of restricted stock units (“RSUs”) covering shares of Company common stock. The number of shares covered by this grant will equal $200,000, divided by the Average Price (as defined below) for the 30 calendar day period that ends with the date on with the Company and Executive sign this agreement (if the parties sign on different dates, the later of the two dates), as determined in good faith by the Board or Committee. The RSUs will be granted as soon as administratively practicable on or following the Effective Date and will be subject to the Company’s standard terms and conditions for restricted stock units and the terms of the applicable Company plan (which is expected to be either the Company’s 2005 Stock Incentive Plan (the “2005 Plan”) or an “inducement” plan to be adopted in the near future (the “Inducement Plan”)), all as reflected in the applicable form of RSU agreement. The RSUs will be scheduled to vest as to one hundred percent (100%) of the total number of shares on the one year anniversary of the Effective Date. Notwithstanding any contrary provision of this Section 4(c) and except to the limited extent expressly provided in Section 8 and Section 9 of this Agreement, in order to vest in any of these RSUs, Executive must remain a full-time employee of the Company continuously through such one year anniversary. If an Inducement Plan is used for any of the grants described in this Section 4(c), Section 4(d) or Section 4(e), the material terms of any such grant will be no less favorable to Executive than if the grants had been made under the 2005 Plan.
(d)    Stock Options. As soon as administratively practicable on or following the Effective Date, Executive will be granted stock options to purchase one million (1,000,000) shares of Company common stock. The exercise price per share of the stock options will equal one hundred percent (100%) of the closing price per share of the Company’s common stock on Nasdaq on the date of grant, as determined in good faith by the Board or Committee. The options will be subject to the Company’s standard terms and conditions for stock options and the terms of the applicable Company plan (expected to be the 2005 Plan or the Inducement Plan), all as reflected in the applicable form of stock option agreement. These options will be scheduled to vest as to twenty five percent (25%) of the total number of shares on the one-year anniversary of the Effective Date and as to an additional twelve and one-half percent (12.5%) of the shares on each succeeding six-month anniversary so that the options are fully vested four (4) years after the Effective Date (but in all cases subject to the following). Notwithstanding any contrary provision of this Section 4(d) and except to the limited extent expressly provided in Section 8 and Section 9 of this Agreement, in order to vest in any shares on any particular vesting date, Executive must remain a full-time employee of the Company continuously through such date.
(e)    Restricted Stock Units. As soon as administratively practicable on or following the Effective Date, an award of RSUs covering one million (1,000,000) shares of Company common stock. The RSUs will be subject to the Company’s standard terms and conditions for restricted stock units and the terms of the applicable Company plan (which is expected to be the 2005 Plan or the Inducement Plan), all as reflected in the applicable form of RSU agreement. These RSUs will be scheduled to vest as to forty percent (40%) of the total number of shares on the two year-anniversary of the Effective Date, as to an additional forty percent (40%) on the four year-

anniversary of the Effective Date, and as to the final twenty percent (20%) on the five-year anniversary so that the options are fully vested five (5) years after the Effective Date (but in all cases subject to the following provisions of this Section 4(e)). Fifty percent (50%) of the shares originally scheduled to vest on the two-year anniversary of the Effective Date (in other words, twenty percent (20%) of the RSUs originally granted) instead will vest on the one-year anniversary of the Effective Date and the remaining fifty percent (50%) of the shares scheduled to vest on the two year anniversary of the Effective Date will continue to be scheduled to vest on the two-year anniversary date if both: (i) the Average Price exceeds $2.50 for the 30 calendar day period ending with the one-year anniversary of the Effective Date, and (ii) the Average Daily Trading Volume for such 30 day period is at least 200,000 shares. Fifty percent (50%) of the shares originally scheduled to vest on the four-year anniversary of the Effective Date (in other words, twenty percent (20%) of the RSUs originally granted) instead will vest on the three-year anniversary of the Effective Date and the remaining fifty percent (50%) of the shares scheduled to vest on the four-year anniversary of the Effective Date will continue to be scheduled to vest on the four-year anniversary date if both: (1) the Average Price exceeds $4.00 for the 30 calendar day period ending with the three-year anniversary of the Effective Date, and (2) the Average Daily Trading Volume for such 30 day period is at least 200,000 shares. For purposes of the preceding two sentences, the Average Price targets will be adjusted by the Committee pursuant to its authority under the applicable plan and award agreement. “Average Price” means the simple average of the closing per share prices for Company stock on Nasdaq for each trading day in the specified period, adjusted for any stock splits that occur after the signing of this agreement, as determined in good faith by the Board or the Committee. “Average Daily Trading Volume” means the simple average of the number of shares of Company stock traded on Nasdaq for each trading day in the specified period, adjusted for any stock splits that occur after the signing of this agreement, as determined in good faith by the Board or the Committee. Notwithstanding any contrary provision of this Section 4(e) and except to the limited extent expressly provided in Section 8 and Section 9 of this Agreement, in order to vest in any shares on any particular vesting date, Executive must remain employed in a full-time capacity with the Company continuously through such date.
5.    Employee Benefits.
(a)    Generally. Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies and arrangements that are applicable to other executive officers of the Company (as such plans, policies and arrangements may exist from time to time).
(b)    Paid Time Off. Executive will be entitled to receive paid time off (“PTO”) in accordance with Company policy for other senior executive officers. Executive will take PTO from August 20, 2020 through August 28, 2020.
6.    Expenses. The Company will reimburse Executive for reasonable travel, entertainment and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time. The Company will pay or reimburse Executive's documented and reasonable attorney fees, up to a maximum of $25,000, for the negotiation and execution of this Agreement. In order to receive payment or reimbursement under the preceding sentence, Executive must submit to the Company documentation reasonably acceptable to the Company no later than October 1, 2020, in which case payment or reimbursement will be made no later than October 31, 2020.
7.    Termination of Employment.
(a)    Accrued Payments. In the event Executive’s employment with the Company terminates for any reason, Executive will be entitled to any (i) unpaid Base Salary accrued up to the effective date of termination; (ii) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive; (iii) unreimbursed business expenses required to be reimbursed to Executive; and (iv) rights to indemnification Executive may have under the Company’s or its affiliates’ Articles of Incorporation, Bylaws, or separate indemnification agreement, as applicable. In addition, if the termination is in the circumstances described in Section 8 or Section 9 of this Agreement, Executive will be entitled to the amounts and benefits to the extent provided in Section 8 or 9 below as applicable.
(b)    Voluntary Resignation without Good Reason; Termination for Cause; Death or Disability. If Executive’s employment with the Company terminates voluntarily by Executive (except upon resignation for Good Reason), for Cause by the Company, or due to Executive’s death or Disability, then (i) all vesting will terminate immediately with respect to Executive’s outstanding equity awards, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (iii) Executive will be eligible only for severance benefits in accordance with the Company’s established policies, if any, as then in effect. In addition and notwithstanding any contrary provision of this Agreement, Executive agrees that before voluntarily terminating his employment without Good Reason, Executive will provide the Company with at least 3 months of advance written notice of the proposed termination date and will continue to diligently and in good faith perform his duties to the Company for such 3-month period unless the Company notifies Executive in writing that he may terminate sooner than the end of the notice period. For the avoidance of doubt, Executive will continue to receive his then-standard compensation for the period in which he continues to work.
8.    Severance Benefits during Employment Term and Outside the Change in Control Period. If, during the Employment Term and outside the Change in Control Period, (i) the Company terminates Executive’s employment with the Company for a reason other than Cause, Executive’s death or Disability, or (ii) Executive resigns for Good Reason, then, in each case subject to Sections 11 and 12, Executive will receive the following severance from the Company:
(a)    Base Salary Severance. Executive will receive continued payment of Executive’s annual base salary for a period of twelve (12) months payable in accordance with the Company’s then-standard payroll practices, with such annual base salary being determined so as to provide the highest annual base salary among the following: (i) immediately prior to Executive’s termination of employment, and (ii) immediately prior to any reduction of Executive’s base salary described in clause (ii) of the definition of “Good Reason” under Section 13(f) below.

(b)    Prorated Incentive Bonus. Executive will receive a lump sum severance payment equal to the sum of (i) Executive’s prorated bonus for any partial incentive bonus period (based on the number of days Executive remained an employee of the Company) through the date of Executive’s termination of employment (based upon and subject to actual performance through the date of such termination as compared to the applicable performance goals (prorated to the extent determined in good faith by the administrator of the applicable bonus plan) and the terms of applicable bonus plan) to the extent not already paid, and (ii) Executive’s bonus for the last completed incentive bonus period prior to the date of Executive’s termination of employment to the extent not already paid (based upon and subject to actual achievement of the applicable performance goals and the terms of applicable bonus plan). Any such amount will be paid within the Applicable Payment Period or if later, at the time provided in the applicable bonus plan.
(c)    Equity Compensation. Executive’s then unvested and outstanding time-based vesting stock options (specifically excluding any other type of award, including, without limitation, restricted stock, restricted stock units, performance-based vesting options, and features of time-based options that provide for accelerated vesting based on performance) will vest as to an additional twelve (12) months of vesting (in other words, Executive will receive vesting of any time-based options that would have vested based solely on continued employment had Executive remained employed for an additional twelve (12) months). With respect to the RSUs described in Section 4(e) (the “Initial RSUs”), the following rules apply if (and only if) both (i) Executive qualifies for accelerated vesting under the preceding sentence, and (ii) some or all of the Initial RSUs remain unvested at the time of the qualifying termination of employment. The following rules do not apply to any equity awards other than the Initial RSUs. Any vesting provided by the following rules is subject to Section 11 and Section 12. If the first sentence of this Section 8(c) does not result in any vesting of any Initial RSUs because the next scheduled vesting date for such RSUs is more than twelve (12) months following the date of the qualifying termination of employment, Executive will receive vesting of fifty percent (50%) of the shares originally scheduled to vest on the originally scheduled vesting date that next follows the date of the qualifying termination of employment (for example, if the qualifying termination is before the first anniversary of the Effective Date, Executive would receive vesting of twenty percent (20%) of the Initial RSUs, which is fifty percent (50%) of the amount originally scheduled to vest on the second anniversary of the Effective Date).
(d)    Continued Employee Benefits. If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and Executive’s eligible dependents (as applicable), within the time period prescribed pursuant to COBRA, the Company will reimburse Executive for, or pay directly on Executive’s behalf, the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination of employment) until the earlier of (i) a period of twelve (12) months from the last date of employment of Executive with the Company, or (ii) the date upon which Executive becomes covered under similar plans. Notwithstanding anything to the contrary in this Section 8(d), if the Company determines in its sole discretion that it cannot provide the COBRA benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue his group health coverage in effect on the date of his termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive elects COBRA continuation coverage and will commence in the month following the month in which Executive terminates employment and will end on the earlier of (1) the date upon which Executive becomes covered under similar plans or (2) the last day of the twelfth (12th) calendar month following the month in which Executive terminations employment.
9.    Severance Benefits during Employment Term and Within the Change in Control Period. If, during the Employment Term and within the Change in Control Period, (i) the Company terminates Executive’s employment with the Company for a reason other than Cause, Executive’s death or Disability, or (ii) Executive resigns for Good Reason, then, in each case subject to Sections 11 and 12, Executive will receive the following severance from the Company as described in Section 9(a) through (d) (but subject to Section 9(e)):
(a)    Base Salary Severance. Executive will receive a lump sum severance payment equal to one hundred and fifty percent (150%) of Executive’s annual base salary as in effect at the time that provides the highest annual base salary among the following: (i) immediately prior to Executive’s termination of employment, (ii) immediately prior to any reduction of Executive’s base salary described in clause (ii) of the definition of “Good Reason” under Section 13(f) below, and (iii) immediately prior to the Change in Control. Such amount will be paid within the Applicable Payment Period.
(b)    Prorated Incentive Bonus. Executive will receive a lump sum severance payment equal to the sum of (i) Executive’s prorated target bonus for any partial incentive bonus period (based on the number of days Executive remained an employee of the Company) through the date of Executive’s termination of employment (based upon and subject to the terms of applicable bonus plan with performance) to the extent not already paid, and (ii) Executive’s bonus for the last completed incentive bonus period prior to the date of Executive’s termination of employment to the extent not already paid (based upon and subject to actual achievement of the applicable performance goals and the terms of applicable bonus plan). Any such amount will be paid within the Applicable Payment Period or if later, at the time provided in the applicable bonus plan.
(c)    Equity Compensation. Executive’s then unvested and outstanding time-based vesting equity compensation awards (including any performance-based vesting awards with performance deemed achieved at target) will vest as to an additional twelve (12) months of vesting. In addition, Executive will have eighteen (18) months following the date of Executive’s termination of employment in which to exercise Executive’s equity awards that are vested (including, but not limited to, any awards that become vested in accordance with the preceding sentence), and are outstanding, as of the date of Executive’s termination of employment; provided, however, (i) in no event will Executive’s equity awards be permitted to be exercised beyond their original maximum term as provided in the applicable plan and award agreement, and (ii) notwithstanding the foregoing, the extension of post-termination exercisability described in this Section 3(b) will not apply to any of Executive’s stock options to purchase shares of the Company’s common stock granted prior to the

Effective Date to the extent such options are intended to constitute and do qualify as incentive stock options within the meaning of Section 422 of the Code. With respect to the Initial RSUs only, the following rules apply if (and only if) both (1) Executive qualifies for accelerated vesting under the preceding sentence, and (2) some or all of the Initial RSUs remain unvested at the time of the qualifying termination of employment. The following rules do not apply to any equity awards other than the Initial RSUs. Any vesting provided by the following rules is subject to Section 11 and Section 12. If the first sentence of this Section 9(c) does not result in any vesting of any Initial RSUs because the next scheduled vesting date for such RSUs is more than twelve (12) months following the date of the qualifying termination of employment, Executive will receive vesting of fifty percent (50%) of the shares originally scheduled to vest on the originally scheduled vesting date that next follows the date of the qualifying termination of employment (for example, if the qualifying termination is before the first anniversary of the Effective Date, Executive would receive vesting of twenty percent (20%) of the Initial RSUs, which is fifty percent (50%) of the amount originally scheduled to vest on the second anniversary of the Effective Date).
(d)    Continued Employee Benefits. If Executive elects continuation coverage pursuant to COBRA for Executive and Executive’s eligible dependents (as applicable), within the time period prescribed pursuant to COBRA, the Company will reimburse Executive for, or pay directly on Executive’s behalf, the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination of employment) until the earlier of (A) a period of eighteen (18) months from the last date of employment of Executive with the Company, or (B) the date upon which Executive becomes covered under similar plans. Notwithstanding anything to the contrary in this Section 9(d), if the Company determines in its sole discretion that it cannot provide the COBRA benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue his group health coverage in effect on the date of his termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive elects COBRA continuation coverage and will commence in the month following the month in which Executive terminates employment and will end on the earlier of (i) the date upon which Executive becomes covered under similar plans or (ii) the last day of the eighteenth (18th) calendar month following the month in which Executive terminations employment.
10.    Vesting upon certain Transactions. If, while Executive is COO, the Company consummates a transaction (a “Transaction”) as a result of which the Company ceases to be required to file annual and other periodic reports under the Exchange Act but the Company remains a stand-alone entity (that is, not a subsidiary (or similar) of a larger organization), Executive will receive additional vesting (in the amount determined below but not to exceed twelve (12) months) of Executive’s then-unvested and outstanding time-based vesting equity awards (specifically excluding performance-based vesting awards and features of time-based awards that provide for accelerated vesting based on performance). The number of months of vesting to be provided under the preceding sentence (if applicable) shall equal the number of consecutive full months following the Effective Date for which Executive remains COO, not to exceed twelve (12) months. If the preceding two sentences apply and the Transaction occurs within the first six (6) months after the Effective Date, for purposes of the immediately preceding sentence, the number of Executive’s consecutive full months of COO service will be doubled (but in no event to exceed a total of more than twelve (12) months). If the first two sentences of this Section 10 apply and the Transaction occurs more than six (6) months after the Effective Date, for purposes of the second sentence of this Section 10, the number of Executive’s consecutive full months of COO service will be deemed to be twelve (12) months. With respect to the Initial RSUs only, if and only if: (i) Executive qualifies for accelerated vesting under the preceding portion of this Section 10, (ii) some or all of the Initial RSUs remain unvested at the time of the Transaction, and (iii) the preceding portion of this Section 10 does not result in any vesting of any Initial RSUs because the next scheduled vesting date for such RSUs is later than the additional vesting period provided above in this Section 10, Executive will receive immediate vesting of fifty percent (50%) of the shares originally scheduled to vest on the originally scheduled vesting date that next follows the date of the Transaction (for example, if the Transaction occurs before the first anniversary of the Effective Date, Executive would receive vesting of twenty percent (20%) of the Initial RSUs, which is fifty percent (50%) of the amount originally scheduled to vest on the second anniversary of the Effective Date). If Executive qualifies for and receives additional vesting of RSUs under this Section 10, the Company may, in its discretion, offer Executive share withholding to cover the required withholding taxes owed by Executive from such additional vesting. If the Company does not offer Executive share withholding to cover such required withholding taxes, the Company will offer Executive typical reasonable “tag-along” rights in the Transaction that permit Executive to sell shares in the Transaction sufficient to cover such required tax withholdings. For the avoidance of doubt, the vesting provided in this Section 10 (if any) is in addition to the payments or benefits (if any) to which Executive may become entitled under Section 8 or Section 9.
11.    Conditions to Receipt of Severance.
(a)    Release of Claims Agreement. The receipt of any severance payments or benefits pursuant to this Agreement is subject to Executive signing and not revoking a release of claims in the form attached hereto as Exhibit A (the “Release”), which must become effective and irrevocable no later than the sixtieth (60th) day following Executive’s termination of employment (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any right to severance payments or benefits under this Agreement. If the Release becomes effective and irrevocable by the Release Deadline, then subject to any further delay required under Section 11(c), the severance payments and benefits will commence or be provided (as applicable) to Executive on the 61st day following Executive’s termination of employment. No severance payments and benefits under this Agreement will be paid or provided unless and until the Release is signed by Executive, delivered to the Company and if applicable, any seven day revocation period contained in the Release expires without Executive revoking the Release. In the event of Executive’s death before all of the severance payments and benefits under this Agreement have been paid, such unpaid amounts will be paid in a lump sum payment promptly following such event to Executive’s designated beneficiary, if living, or otherwise to the personal representative of Executive’s estate.

(b)    Non-competition, Non-disparagement, No-hire, and Non-solicitation. Executive must sign (no later than the Effective Date) and at all times during the Employment Term and the Restricted Period comply with the form of Development, Confidentiality and Non-Competition Agreement, Inventions and Confidentiality Agreement in the form attached hereto as Exhibit B (the “Confidentiality Agreement”) The receipt of any severance payments or benefits pursuant to this Agreement is subject to Executive’s compliance with this Section 11(b).
(c)    Section 409A.
(i)    Notwithstanding anything to the contrary in this Agreement, no severance payments or benefits payable to Executive, if any, pursuant to Sections 8 or 9 of this Agreement that, when considered together with any other severance payments or separation benefits, is considered deferred compensation under Internal Revenue Code Section 409A (together, the “Deferred Payments”) will be payable until Executive has a “separation from service” within the meaning of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”). Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.
(ii)    Further, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), any Deferred Payments that otherwise are payable within the first six (6) months following Executive’s separation from service will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of Executive’s death following Executive’s separation from service but prior to the six (6) month anniversary of Executive’s separation from service (or any later delay date), then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under the Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
(iii)    Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (i) above.
(iv)    Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of clause (i) above.

(v)    The foregoing provisions are intended to comply with, or be exempt from, the requirements of Section 409A so that none of the severance payments and benefits to be provided under the Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. Executive and Company agree to work together in good faith to consider amendments to the Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A. In no event will the Company reimburse Executive for any taxes or other costs that may be imposed on Executive as a result of Section 409A.
12.    Limitation on Payments. In the event that the severance and other benefits provided in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 12, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance and other benefits under this Agreement will be either:
(a)    delivered in full, or
(b)    delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 12 will be made in writing by the Company’s independent public accountants immediately prior to the Change in Control (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 12, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 12. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 12. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (1) reduction of the cash severance payments; (2) cancellation of accelerated vesting of equity awards; and (3) reduction of continued employee benefits. In the event that the accelerated vesting of equity awards is to be cancelled, such vesting acceleration will be cancelled in the reverse chronological order of Executive’s equity awards’ grant dates.

13.    Definition of Terms. The following terms referred to in this Agreement will have the following meanings:
(a)    Applicable Payment Period. For the purposes of this Agreement, “Applicable Payment Period” means a date within sixty (60) days following the applicable of: (i) the Change in Control, in the case of the Company’s termination of Executive without Cause or Executive’s resignation for Good Reason before a Change in Control as specified in Section 9; or (ii) the termination of employment, in the case of the Company’s termination of Executive without Cause or Executive’s resignation for Good Reason pursuant to either Section 8 or coincident with or after a Change in Control as specified in Section 9.
(b)    Cause. For purposes of this Agreement, “Cause” means conduct involving one or more of the following: (i) the conviction of Executive of, or plea of nolo contendere by Executive to, a felony involving moral turpitude (including under federal securities laws); (ii) the willful, substantial and continuing failure of Executive to perform the reasonable duties of his position for a period of at least thirty (30) days following written notice from the Board to Executive that describes the basis for the Board’s belief that Executive has not substantially performed his reasonable duties for reasons other than serious illness or incapacity; (iii) willful misconduct, gross negligence, fraud, embezzlement, theft, misrepresentation or dishonesty by Executive involving the Company or any of its affiliates, in each case that is intended to result in the substantial personal enrichment of Executive; or (iv) Executive’s violation of the Confidentiality Agreement or of any other confidentiality, non-competition or other written agreement or policy with or of the Company or its affiliates, which violation results in material harm to the Company, (v) a material breach of Executive’s fiduciary duty to the Company, (vi) Executive’s failure to reasonably cooperate in any audit or investigation of the business or financial practices of the Company that continues after written notice from the Board and at least fifteen (15) days to cure, (vii) Executive substantially abusing alcohol, drugs, or similar substances, and such abuse in the Board’s judgment has materially affected Executive’s ability to conduct the business of the Company in a proper and prudent manner. Other than for a termination pursuant to Section 13(b)(i), Executive will receive notice and an opportunity to be heard before the Board with Executive’s own attorney before any termination for Cause is deemed effective. If Executive wishes to avail himself of his opportunity to be heard before the Board prior to the Board’s termination of Executive’s employment for Cause, the Board may immediately place Executive on administrative leave (with full pay and benefits to the extent legally permissible) and suspend all access to Company information, employees and business. If Executive avails himself of his opportunity to be heard before the Board, and then fails to make himself available to the Board within five (5) business days of such request to be heard, the Board may thereafter cancel the administrative leave and terminate Executive for Cause.
(c)    Change in Control. “Change in Control” means the occurrence of any of the following:
(i)    during any period of twelve (12) consecutive months, individuals who, at the beginning of the period constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Company’s initial public offering whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) will be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board will be deemed to be an Incumbent Director; or
(ii)    any “person” (as such term is defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than Rob Glaser and/or his affiliates is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) will not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) pursuant to a Non-Qualifying Transaction (as defined in clause (iii) below); or
(iii)    the consummation of a merger, consolidation, statutory share exchange, reorganization or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than fifty percent (50%) of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of one hundred percent (100%) of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least half of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above will be deemed to be a “Non-Qualifying Transaction”); or

(iv)    a change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any one person, or more than one person acting as a group (“Person”), in all of the preceding cases (in this subsection (iv)) excluding Rob Glaser and/or his affiliates, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For these purposes, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. For purposes of this subsection (iv), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
Notwithstanding the foregoing, a Change in Control will not be deemed to occur (i) as a result of the sale, spin-off, or other divestiture of the Company’s Games, RealPlayer, ICM and/or Rhapsody businesses or any other business that constitutes less than 20% of RealNetworks’ revenue; or (ii) unless the transaction qualifies as a change in control event within the meaning of Section 409A.  Also, for the avoidance of doubt, a transaction will not constitute a Change in Control if: (A) its sole purpose is to change the state of the Company’s incorporation, or (B) its primary purpose is to create a holding company that will be owned in substantially the same proportions by the person who held the Company’s securities immediately before such transaction.  Also, for the avoidance of doubt, the Company ceasing to be a publicly held corporation will not per se trigger any of the termination provisions of this Agreement.
(d)    Change in Control Period. For purposes of this Agreement, “Change in Control Period” means the period (i) commencing three (3) months before the occurrence of a Change in Control and (ii) ending eighteen (18) months after the Change in Control.
(e)    Disability. For purposes of this Agreement, “Disability” means Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.
(f)    Good Reason. For purposes of this Agreement, “Good Reason” means Executive’s resignation within thirty (30) days following the expiration of any Company cure period following the occurrence of one, or more of the following, without Executive’s written consent:
(i)    a material reduction in Executive’s duties, authorities or responsibilities relative to Executive’s duties, authorities or responsibilities as in effect immediately prior to the Change in Control, including (without limitation) a change that causes Executive no longer to report directly to the CEO, it being understood that the CEO or Board also or instead may require Executive to report to the Board (provided that the following (and the reasonably necessary consequences of the following) will not be considered to be a basis for Good Reason under this subsection (i): (A) the Company ceases to be required to file annual and other periodic reports under the Exchange Act but the Company remains a stand-alone entity (that is, not a subsidiary (or similar)

of a larger organization, or (B) result in the sale, spin-off or other divestiture of the Company’s Games, RealPlayer, ICM, Ringback Tones and/or Rhapsody businesses will not be considered to be a material reduction in Executive’s duties, authorities or responsibilities);
(ii)    a material reduction in Executive’s annual base compensation, provided that one or more reductions totaling ten percent (10%) or less in any two-year period will not constitute a material reduction under this clause (ii), and provided further that one or more reductions totaling more than ten percent (10%) in any two-year period will constitute a material reduction under this clause (ii);
(iii)    a material reduction in Executive’s annual target bonus opportunity, provided that one or more reductions totaling twenty five percent (25%) or less in any two-year period (which reductions apply equally or to a greater degree to a majority of the Company’s other senior officers) will not constitute a material reduction under this clause (iii), and provided further that one or more reductions totaling more than twenty five percent (25%) in any two-year period whether or not they apply to other senior officers of the Company will constitute a material reduction under this clause (iii); or
(iv)    a material change in the geographic location at which Executive must perform services; provided, however, that any requirement of the Company that Executive be based anywhere within fifty (50) miles from Executive’s primary office location as of the date of this Agreement or within fifty (50) miles from Executive’s principal residence will not constitute a material change under this clause (iv).
Executive will not resign for Good Reason without first providing the Company with written notice within ninety (90) days of the event that Executive believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice.
(g)    Restricted Period. For purposes of this Agreement, “Restricted Period” means (i) with respect to any termination of Executive’s employment outside the Change in Control Period, a period of one (1) year immediately following the date of such termination; and (ii) with respect to any termination of Executive’s employment within the Change in Control Period, a period of eighteen (18) months immediately following the date of such termination.
14.    Successors.
(a)    The Company’s Successors. This Agreement will be binding on any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets and such successor will be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 14(a) or that becomes bound by the terms of this Agreement by operation of law.

(b)    Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
15.    Notice.
(a)    General. Notices and all other communications contemplated by this Agreement will be in writing and shall be delivered by hand; sent by a recognized overnight delivery service; or sent by electronic mail. Except as expressly provided in this Agreement, any notice, instrument, or other communication shall be deemed properly given when sent in the manner prescribed in this Section 15(a). In computing the period of time for the giving of any notice, the day on which the notice is given shall be excluded and the day on which the matter noticed is to occur shall be included. If notice is given by personal delivery, then it shall be deemed given on the date personally delivered to such person. If notice is given by nationally recognized overnight courier delivery service, then it shall be deemed given one business day after the date delivered to such nationally recognized overnight courier delivery service. If notice is given by electronic mail, provided the relevant computer record indicates a full and successful transmission (i.e. a delivery receipt has been received on such email), then it shall be deemed given (i) on the date of such transmission, if such transmission is completed at or prior to 5:00 p.m., local time of the recipient Party, on the date of such transmission and (ii) on the next business day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient Party, on the date of such transmission. If notice is given in any other manner authorized herein or by law, it shall be deemed given when actually delivered, unless otherwise specified herein or by law. In the case of Executive, mailed notices will be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the ease of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of the Company’s Chief Legal Officer or General Counsel.
(b)    Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 15(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice). The failure by Executive to include in the notice any ‘act or circumstance which contributes to a showing of Good Reason will not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing Executive’s rights hereunder. Executive further agrees that before he voluntarily terminates his employment without Good Reason, Executive will provide the Company with three (3) months’ notice. The Company may, at its election, direct Executive to continue to work for the Company for up to three (3) months at his then-current Base Salary. In consideration for satisfying this notice requirement and for signing and not revoking a separation and release agreement to be provided by the Company, Executive will receive a lump sum payment cash payment equal to three (3) months of Executive’s then current Base Salary (assuming Executive remains an employee through end of the period specified by the Company). The lump sum cash payment will be made within ninety (90) days after the qualifying termination of employment.
16.    Confidential Information. As a condition of employment, Executive agrees to execute and comply with the Confidentiality Agreement.
17.    Miscellaneous Provisions.
(a)    Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized Director or authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(b)    Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
(c)    Entire Agreement. This Agreement, together with the Confidentiality Agreement and any form of equity compensation agreements necessary to reflect the equity compensation awards described herein, constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement. In the event of a termination of Executive’s employment in the circumstances described in Section 8 or Section 9 of this Agreement, the provisions of this Agreement are intended to be and are exclusive and in lieu of and supersede any other rights or remedies to which Executive or the Company otherwise may be entitled, whether at law, tort or contract or in equity. Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in this Agreement.
(d)    Choice of Law. The validity, interpretation, construction, and performance of this Agreement will be governed by the laws of the State of Washington (with the exception of its conflict of laws provisions). Subject to the arbitration provisions herein, any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) will be commenced or maintained in any state or federal court located in the jurisdiction where Executive resides, and Executive and the Company hereby submit to the jurisdiction and venue of any such court.
(e)    Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(f)    Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.
(g)    Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
(h)    Indemnification and D&O Insurance. Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company’s and its affiliates’ Articles of Incorporation or Bylaws, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable (other than in immaterial respects) than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth above.
COMPANY        RealNetworks, Inc.

By:	/s/ Robert Glaser

Title:	Chairman and Chief Executive Officer

EXECUTIVE

By:	/s/ Michael Ensing

EXHIBIT A
FORM OF RELEASE AGREEMENT
Executive agrees that the severance payments and benefits [Note: Company to describe specifically following termination of employment] settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and affiliates, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Executive signs this Agreement, including, without limitation:
a.    any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;
b.    any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
c.    any and all claims under the law of any jurisdiction including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privac3); false imprisonment; conversion; and disability benefits;
d.    any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act, except as prohibited by law; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act, except as prohibited by law; the Sarbanes-Oxley Act of 2002; the Uniformed Services Employment and Reemployment Rights Act; Washington State Law Against Discrimination, as amended (Wash. Rev. Code §§ 49.60.010 et seq.); Washington Equal Pay Law, as amended (Wash. Rev. Code § 49.12.175); Washington sex discrimination law (Wash. Rev. Code § 49.12.200); Washington age discrimination law (Wash. Rev.
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Code § 49.44.090); Washington whistleblower protection law (Wash. Rev. Code §§ 49.60.210, 49.12.005, and 49.12.130); Washington genetic testing protection law (Wash. Rev. Code § 49.44.180); Washington Family Care Act (Wash. Rev. Code § 49.12.270); Washington Minimum Wage Act (Wash. Rev. Code §§ 49.46.005 to 49.46.920); Washington wage, hour, and working conditions law (Wash. Rev. Code §§ 49.12 005 to 49.12.020, 49.12.041 to 49.12.050, 49.12.091, 49.12.101, 49.12.105, 49.12.110, 49.12.121, 49.121.130 to 49.12.150, 49.12.170, 49.12.175, 49.12.185, 49.12.187, 49.12.450); Washington wage payment law Rev. Code §§ 49.48.010 to 49.48.190);
e.    any and all claims for violation of the federal or any state constitution;
f.    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
g.    any claim for any loss, cost, damage or expense arising out of any dispute over Company withholding the incorrect amount from any of the proceeds received by Executive as a result of this Agreement; and
h.    any and all claims for attorneys’ fees and costs.
Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement or to Executive’s vested rights in retirement or similar plans, programs or accounts. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Executive the right to recover any monetary damages against the Company; Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company).
In addition, nothing in this release shall (i) operate to release or waive Executive’s rights, if any, under contract, law, the Company’s By-laws or Articles of Incorporation, as an employee, officer or director of the Company, to be defended and indemnified by the Company against, any and all liability incurred with respect to any claim or proceeding to which Executive is or is threatened to be made a party because of Executive’s service as an employee, officer or director, or Chairman of the Board of the Company or its affiliates, or (ii) operate to release or waive Executive’s rights, as an employee, officer or director of the Company or its affiliates, to be named, protected by and have coverage rights under the Company’s or its affiliates’ insurance policies.
Acknowledgment of Waiver of Claims under ADEA. Executive understands and acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive understands
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and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled.
Executive further understands and acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Release Agreement; (b) he has twenty-one (21) days within which to consider and sign this Release Agreement; (c) he has seven (7) days following his execution of this Release Agreement to revoke this Release Agreement; (d) this Release Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Release Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Release Agreement and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Release Agreement. Executive acknowledges and understands that revocation must be accomplished by a written notification to the Company’s Corporate Secretary at 1501 1st Avenue S. Suite 600. Seattle, WA 98134, that is received prior to the Effective Date. The Parties agree that changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day period.
Unknown Claims. Executive acknowledges that he has been advised to consult with legal counsel and that he is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the released party. Executive being aware of said principle agrees to expressly waive any rights he may have to that effect, as well as under any other statute or common law principles of similar effect.
IN WITNESS WHEREOF, the Parties have executed this Release Agreement on the respective dates set forth below.
Michael Ensing, an individual
Dated:                  Executive
RealNetworks, Inc.
Dated:         By
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